FORM 4 ☐ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF
CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer (Check all applicable)
	Bewkes, Jr.	E.	Garrett		Interstate Bakeries Corporation/IBC				X	Director	10% Owner

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4.	Statement for Month/Day/Year			Officer (give title below)	Other (specify below)
	UBS/PaineWebber 51 West 52nd Street, 23rd Floor			###-##-####		January 2, 2003

(Street)						5.	If Amendment,	7.	Individual or Joint/Group Filing
							Date of Original		(Check Applicable Line)
							(Month/Day/Year)		X	Form filed by One Reporting Person
										Form filed by More than One Reporting Person
	New York	New York	10019

	(City)	(State)	(Zip)
				Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date	2A.	Deemed Execution Date, if any	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transaction(s)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
			(Month/Day/Year)		(Month/Day/Year)									(Instr. 3 and 4)
							Code	V		Amount	(A) or (D)	Price

	Common Stock		1/02/03				P			5,000	A	14.96		20,000		D

FORM 4 (Continued)	Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)

									Code	V		(A)	(D)		Date Exercisable	Expiration Date

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Title	Amount or Number of Shares

Explanation of Responses:

/s/ Linda L. Thompson, Attorney-in-fact **Signature of Reporting Person	1/03/03 Date
Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.
*	If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

LIMITED POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that I, E. Garrett Bewkes, Jr. the undersigned, of                    (address), City of                   , County of                   , State of                   , hereby make, constitute and appoint Kent B. Magill or, in the alternative, Linda L. Thompson, each of Interstate Bakeries Corporation, 12 East Armour Boulevard, Kansas City, Missouri, my true and lawful attorney-in-fact for me and in my name, place, and stead giving severally unto said Mr. Magill and Ms. Thompson full power to execute and to file with the Securities and Exchange Commission ("SEC") as my attorney-in-fact, any and all SEC Forms 3, 4, 5 or 144 required to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, in connection with my beneficial ownership of equity securities of Interstate Bakeries Corporation (the "Company") for the past two fiscal years of the Company and for the current fiscal year ending May 31, 2003.

        The rights, powers, and authority of said attorney-in-fact herein granted shall commence and be in full force and effect as of the date hereof, and such rights, powers, and authority shall remain in full force and effect thereafter until July 31, 2003.

        IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of this 23rd day of August, 2002.

/s/ E. Garrett Bewkes, Jr. (Name)
State of Missouri	)
	)	ss.
County of Jackson	)

        On this 23rd day of August, 2002, before me a notary public in and for said state, personally appeared E. Garrett Bewkes, Jr., to me personally known, who being duly sworn, acknowledged that he/she had executed the foregoing instrument for purposes therein mentioned and set forth.

/s/ Dorothy J. Schreiber NOTARY PUBLIC
My Commission Expires: July 25, 2006	DOROTHY J. SCHREIBER Notary Public-Notary Seal State Of Missouri Jackson County My Commission Expires July 25, 2006